FTD Companies, Inc. Announces Fourth Quarter and Full Year 2016 Financial Results

DOWNERS GROVE, Ill. — March 14, 2017 — FTD Companies, Inc. (Nasdaq: FTD) (“FTD” or the “Company”), a premier floral and gifting company, today announced financial results for the fourth quarter and full year ended December 31, 2016.
John C. Walden, FTD’s President and Chief Executive Officer, said, “I am only two weeks into my role with FTD but I am excited to be leading the Company at this interesting time in its long history. Although I believe the Company has recently performed below its potential, it has several assets to build upon - strong brands, reliable partners including our member florists, and financial flexibility. With an innovative and ambitious new strategy, I believe FTD can extend its leadership in the floral and gifting industry and restore growth. I look forward to undertaking this challenge with the FTD team.”
Fourth Quarter Results
Consolidated revenues were $280.7 million for the fourth quarter of 2016, compared to $297.3 million for the fourth quarter of 2015. Changes in foreign currency exchange rates negatively impacted 2016 fourth quarter revenues by $7.8 million. The decrease in consolidated revenues was due to decreases in revenues in the Provide Commerce and Consumer segments. Revenues in the Florist segment and the International segment, excluding foreign currency fluctuations, for the fourth quarter of 2016 were relatively flat compared to the prior year period.
Net loss was $86.4 million for the fourth quarter of 2016, compared to a net loss of $82.6 million for the fourth quarter of 2015. Net losses in the fourth quarters of both 2016 and 2015 were primarily due to goodwill impairment charges related to the Provide Commerce segment of $84.0 million and $85.0 million, respectively. Adjusted Net Income for the fourth quarter of 2016 was $13.3 million, compared to $15.2 million for the same period of the prior year. Adjusted Net Income excludes the after-tax impact of stock-based compensation, amortization, transaction-related costs, litigation and dispute settlement charges, restructuring and other exit costs, and impairment of goodwill and intangible assets.
Adjusted EBITDA was $29.8 million, or 10.6% of consolidated revenues, for the fourth quarter of 2016, compared to $31.3 million, or 10.5% of consolidated revenues, for the fourth quarter of 2015. Adjusted Net Income and Adjusted EBITDA are non-GAAP financial measures. Please refer to the tables in this press release for a reconciliation of all non-GAAP financial measures.
Full Year Results
Consolidated revenues were $1.12 billion for the year ended December 31, 2016, compared to $1.22 billion for the prior year. The decrease in consolidated revenues compared to the prior year was primarily due to a decrease in revenues in the Provide Commerce and Consumer segments. Changes in foreign currency exchange rates negatively impacted revenues by $18.7 million for the year ended December 31, 2016.
Net loss was $83.2 million for the year ended December 31, 2016, compared to a net loss of $80.1 million for the prior year. Net loss for each year reflects the previously referenced goodwill impairment charges. Adjusted Net Income was $55.6 million for the year ended December 31, 2016, compared to $59.0 million for the prior year.
Adjusted EBITDA was $119.8 million, or 10.7% of consolidated revenues, for the year ended December 31, 2016, compared to $123.4 million, or 10.1% of consolidated revenues, for the prior year.
Segment Results
Consumer Segment: Consumer segment revenues for the fourth quarter of 2016 decreased 7.5% to $70.5 million, compared to $76.3 million in the fourth quarter of 2015. This decline was primarily due to a 7.9% decrease in consumer orders, partially offset by a $0.19, or 0.3%, increase in average order value to $71.05. Consumer segment operating income for the fourth quarter of 2016 was $7.9 million, or 11.2% of segment revenues, compared to $8.9 million, or 11.7% of segment revenues, for the fourth quarter of 2015.
Consumer segment revenues for the year ended December 31, 2016 decreased 9.4% to $291.3 million, compared to $321.4 million for the prior year. This decline was primarily due to a 9.6% decrease in consumer orders, partially offset by a $0.93, or 1.3%, increase in average order value to $71.76. In 2016, consumer order volume was negatively impacted by the Sunday timing of the Valentine’s Day holiday and a decline in certain corporate partner programs such as sympathy and group buying. Consumer segment operating income was $30.2 million, or 10.4% of segment revenues, for the year ended December 31, 2016, compared to $36.8 million, or 11.5% of segment revenues, for the prior year. Excluding the third quarter of 2015 breakage adjustment of $4.1 million, Consumer segment operating income as a percentage of segment revenues was relatively flat compared to the prior year.
Provide Commerce Segment: Provide Commerce segment revenues for the fourth quarter of 2016 decreased 2.9% to $139.0 million, compared to $143.1 million for the fourth quarter of 2015. This decline was due to a 1.5% decrease in consumer orders and a 1.4% decrease in average order value to $37.09. The decline in segment revenues was due to a decline in the ProFlowers business of 16.5%, partially offset by increases in revenues in the Personal Creations and Gourmet Foods businesses of 7.0% and 3.2%, respectively, compared to the prior year quarter. Provide Commerce segment operating income was $13.1 million, or 9.4% of segment revenues, for the fourth quarter of 2016, compared to operating income of $12.5 million, or 8.7% of segment revenues, for the prior year quarter.
Provide Commerce segment revenues for the year ended December 31, 2016 decreased 9.2% to $529.7 million, compared to $583.3 million for the prior year. This decline was due to an 8.6% decrease in consumer orders and a 1.1%, or $0.52, decrease in average order value to $45.50. The decline in revenues in the Provide Commerce segment for 2016 was due to a 17.3% and 1.6% decline in revenues in the ProFlowers and Gourmet Foods businesses, respectively, partially offset by a 7.7% increase in revenues in the Personal Creations business. Provide Commerce segment revenues for 2016 were negatively impacted by the aforementioned Sunday timing of the Valentine’s Day holiday as well as lower order volumes due to reductions in marketing spend. Provide Commerce segment operating income was $40.5 million, or 7.6% of segment revenues, for the year ended December 31, 2016, compared to $41.8 million, or 7.2% of segment revenues, for the prior year.
Florist Segment: Florist segment revenues for the fourth quarter of 2016 were $39.9 million, relatively flat with the fourth quarter of 2015. Florist segment operating income was $11.7 million, or 29.3% of segment revenues, for the fourth quarter of 2016, compared to $10.8 million, or 27.2% of segment revenues, for the fourth quarter of 2015. Average revenues per member increased 6.0% to $3,550 for the fourth quarter of 2016, compared to $3,348 for the prior year quarter.
Florist segment revenues for the year ended December 31, 2016 increased $1.1 million, or 0.7%, to $166.9 million, compared to $165.8 million for the prior year. This increase was due to higher services revenues of $1.8 million, partially offset by a $0.7 million decrease in product revenues. Florist segment operating income was $48.4 million, or 29.0% of segment revenues, for the year ended December 31, 2016, compared to $47.2 million, or 28.4% of segment revenues, for the prior year period. Average revenues per member increased 6.9% to $14,425 for the year ended December 31, 2016, compared to $13,493 for the prior year.
International Segment: International segment revenues for the fourth quarter of 2016 were $35.9 million, compared to $43.1 million for the fourth quarter of 2015. On a constant currency basis, International segment revenues increased 1.3% or $0.6 million driven by a 2.4% increase in average order value to $41.67 for the quarter, partially offset by a 1.5% decrease in consumer orders. International segment operating income was $3.9 million, or 10.9% of segment revenues, for the fourth quarter of 2016, compared to $4.1 million, or 9.4%of segment revenues, for the prior year quarter. On a constant currency basis, International segment operating income increased $0.7 million for the fourth quarter compared to the prior year period.
International segment revenues for the year ended December 31, 2016 were $152.7 million, compared to $166.9 million for the prior year. On a constant currency basis, International segment revenues increased 2.7%, or $4.5 million, driven by a 2.8% increase in average order value, which was $46.67 for the year ended December 31, 2016. International segment operating income was $19.1 million, or 12.5% of segment revenues, for the year ended December 31, 2016, compared to $18.4 million, or 11.0% of segment revenues, for the prior year. On a constant currency basis, International segment operating income increased $3.0 million for the year ended December 31, 2016 compared to the prior year.
Balance Sheet and Cash Flow Highlights
Net cash provided by operating activities was $75.1 million for the year ended December 31, 2016, compared to net cash provided by operating activities of $81.7 million for the prior year. For the year ended December 31, 2016, the Company generated Free Cash Flow of $62.1 million, compared to Free Cash Flow of $77.7 million generated in the prior year. Free cash flow is a non-GAAP financial measure and a reconciliation appears in the tables in this press release.
Cash and cash equivalents were $81.0 million as of December 31, 2016, compared to $57.9 million as of December 31, 2015. Excluding unamortized debt issuance costs, debt outstanding as of December 31, 2016 was $280.0 million, compared to $300.0 million as of December 31, 2015.
Under the Company's share repurchase program, the Company repurchased 0.6 million shares during 2016 at an average cost of $25.37 per share and a total cost of $15.2 million. The Company has approximately $44.8 million of availability under its existing program for future share repurchases.
Immaterial Restatement of Prior Period Financial Statements
The Company also announced today that in connection with the preparation of the financial statements for the year ended December 31, 2016, immaterial errors were identified relating to the assessment of cross-border indirect taxes that affected prior periods. Certain revisions have been recorded in prior periods to correct for immaterial errors on previously reported consolidated financial statements. While the Company has concluded that the impact of these errors on the Company’s previously issued consolidated financial statements was not material, the Company has determined to revise its previously-reported consolidated financial statements for the years ended December 31, 2015 and 2014 and the quarters in the years ended December 31, 2016 and 2015 to correct for these immaterial errors. Please refer to the tables in this press release for further information relating to these revisions to prior periods. In addition, as a result of these immaterial errors, the cumulative effect of the changes to retained earnings as of January 1, 2014, the earliest date presented in the consolidated financial statements for the year ended December 31, 2016, was a reduction of $12.4 million.
Business Outlook
For the full year 2017, the Company is providing the following outlook:

•
Consolidated revenues in 2017 to be largely in-line on a reported basis with the Company’s 2016 revenues of $1.12 billion, or up low single digits on a constant currency basis (using an average GBP to USD exchange rate of 1:1.21 as compared to the 2016 average exchange rate of 1:1.36)

•	Net income of approximately $10.0 million to $15.0 million

•	Consolidated Adjusted EBITDA margin is anticipated to decline to approximately 8.0% to 8.5% of consolidated net revenues, primarily as a result of expected increases in marketing investments

•	Capital expenditures of approximately $28.0 million, primarily due to planned enhancements to the Company’s technology platform

In connection with the outlook provided above, please note that the seasonality of the Company’s business impacts its profitability and cash flows from operations on a quarterly basis.  In addition, due to a variety of factors, actual results may differ significantly from the outlook provided. These factors include, without limitation, the factors referenced in this release under “Cautionary Information Regarding Forward-Looking Statements.”

Conference Call

The Company will be hosting a conference call today, March 14, 2017, at 5:00 p.m. ET. Live audio of the call will be webcast and archived on the investor relations section of the Company’s website at http://www.ftdcompanies.com. In addition, you may dial 877-407-0784 to listen to the live broadcast.

A telephonic playback and archived webcast will be available through March 28, 2017. Participants can dial 844-512-2921 to hear the playback. The passcode is 13655715.
About FTD Companies, Inc.
FTD Companies, Inc. is a premier floral and gifting company. Through our diversified family of brands, we provide floral, specialty foods, gifts and related products to consumers primarily in the United States, Canada, the United Kingdom and the Republic of Ireland. We also provide floral products and services to retail florists and other retail locations throughout these same geographies. FTD has been delivering flowers since 1910 and the highly-recognized FTD® and Interflora® brands are supported by the iconic Mercury Man logo®, which is displayed in approximately 35,000 floral shops in nearly 150 countries. In addition to FTD and Interflora, our diversified portfolio of brands includes the following trademarks: ProFlowers®, ProPlants®, Shari's Berries®, Personal Creations®, RedEnvelope®, Flying Flowers®, Flowers Direct™, Ink Cards™, Postagram™ and Gifts.com™. FTD Companies, Inc. is headquartered in Downers Grove, Ill. For more information, please visit www.ftdcompanies.com.

Cautionary Information Regarding Forward-Looking Statements
This release contains certain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, as amended, based on our current expectations, estimates and projections about our operations, industry, financial condition, performance, results of operations, and liquidity. Statements containing words such as “may,” “believe,” “anticipate,” “expect,” “intend,” “plan,” “project,” “projections,” “business outlook,” “estimate,” or similar expressions constitute forward-looking statements. These forward-looking statements include, but are not limited to, statements about the Company’s strategies and future financial performance; expectations about future business plans, prospective performance and opportunities, including potential acquisitions; revenues; segment metrics; operating expenses; market trends, including those in the markets in which the Company competes; liquidity; cash flows and uses of cash; dividends; capital expenditures; depreciation and amortization; tax payments; foreign currency exchange rates; hedging arrangements; the Company’s ability to repay indebtedness and invest in initiatives; the Company’s products and services; pricing; marketing plans; competition; settlement of legal matters; and the impact of accounting changes and other pronouncements. Potential factors that could affect these forward-looking statements include, among others, the factors disclosed in the Company’s most recent Annual Report on Form 10-K including, without limitation, information under the captions “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors,” and the Company’s other filings with the Securities and Exchange Commission (www.sec.gov), as updated from time to time in our subsequent filings with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date hereof. Any such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties that may cause actual performance and results to differ materially from those predicted. Reported results should not be considered an indication of future performance. Except as required by law, the Company undertakes no obligation to publicly release the results of any revision or update to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. In addition, the Company may not provide guidance of the type provided under “Business Outlook” in the future.

Non-GAAP Measures
To supplement the Company’s consolidated financial statements presented in accordance with generally accepted accounting principles (“GAAP”), the Company uses the following non-GAAP measures: Adjusted EBITDA, Adjusted Net Income and Free Cash Flow as measures of certain components of financial performance. The Company’s definitions of Adjusted EBITDA, Adjusted Net Income, and Free Cash Flow, as set forth below, may be modified from time to time.
Management believes that Adjusted EBITDA is an important measure of operating performance because it allows for a period-to-period comparison of the Company’s operating performance by removing the impact of the Company’s capital structure (interest expense on outstanding debt), asset base (depreciation and amortization), tax consequences, other non-operating items, and stock-based compensation. The Company further emphasizes the importance of Adjusted EBITDA as an operating performance measure by utilizing the Adjusted EBITDA measure as a basis for determining certain incentive compensation targets for certain members of the Company’s management. The Adjusted EBITDA measure also is used as a performance measure under the Company’s senior secured credit facility and includes adjustments such as the items defined above and other further adjustments, which are defined in the senior secured credit facility.
Management also believes that Adjusted Net Income provides a useful measure of performance that facilitates period-to-period comparisons because it excludes non-cash items and other items that do not necessarily arise as part of the normal day-to-day operations of the Company and could distort an analysis of trends in business performance.
Further, management believes that Free Cash Flow provides a relevant measure of the Company’s liquidity in evaluating its financial performance and ability to generate cash without additional external financing in order to repay debt obligations, repurchase shares, and fund acquisitions or other business initiatives.
Management believes that presenting these non-GAAP financial measures provides additional information to facilitate comparison of the Company’s historical operating results and trends in its underlying operating results, and provides additional transparency on how the Company evaluates its businesses.
In addition to the use of these non-GAAP measures by management for the purposes outlined above, the Company believes Adjusted EBITDA, Adjusted Net Income, and Free Cash Flow are measures widely used by securities analysts, investors and others to evaluate the financial performance of the Company and its competitors.
Adjusted EBITDA, Adjusted Net Income, and Free Cash Flow are not determined in accordance with GAAP and should be considered in addition to, not as a substitute for or superior to, financial measures determined in accordance with GAAP. A limitation associated with the use of Adjusted EBITDA is that it does not reflect depreciation and amortization expense for various long-lived assets, interest expense, income taxes, and other items that have been and will be incurred. Each of these items should also be considered in the overall evaluation of the Company’s results. In addition, Adjusted EBITDA and Free Cash Flow do not reflect capital expenditures and other investing activities and should not be considered by themselves as measures of the Company’s liquidity. An additional limitation associated with Adjusted EBITDA and Adjusted Net Income is that the measures do not include stock-based compensation expenses related to the Company’s workforce. A further limitation associated with the use of these non-GAAP financial measures is that they do not reflect expenses or gains that are not considered reflective of the Company’s core operations. Management compensates for these limitations by providing the relevant disclosure of its depreciation and amortization, interest and income tax expenses, capital expenditures, stock-based compensation, and other items within its financial press releases and SEC filings, all of which should be considered when evaluating the Company’s performance.
A further limitation associated with the use of these measures is that the terms “Adjusted EBITDA,” “Adjusted Net Income,” and “Free Cash Flow” do not have standardized meanings. Therefore, other companies may use the same or a similarly named measure but exclude different items or use different computations, which may not provide investors a comparable view of the Company’s performance in relation to other companies. Management compensates for this limitation by presenting the most comparable GAAP measures: net income/(loss), directly ahead of Adjusted EBITDA and Adjusted Net Income; and Cash Provided by Operations, directly ahead of Free Cash Flow, within this and other financial press releases and by providing reconciliations that show and describe the adjustments made. In addition, many of the adjustments to the Company’s GAAP financial measures reflect the exclusion of items that are recurring in nature and will be reflected in the Company’s financial results for the foreseeable future.
The Company also presents certain results for the International segment on a constant currency basis. Constant currency information compares results between periods as if foreign currency exchange rates had remained consistent period-over-period. The Company’s International segment operates principally in the U.K. Management monitors sales performance on a non-GAAP basis that eliminates the positive or negative effects that result from translating international sales into U.S. dollars. Management calculates constant currency by applying the foreign currency exchange rate for the prior period to the local currency results for the current period.
Definitions
(1) Segment operating income. The Company’s chief operating decision maker uses segment operating income to evaluate the performance of the business segments and to make decisions about allocating resources among segments. Segment operating income is operating income excluding depreciation, amortization, litigation and dispute settlement charges and gains, transaction-related costs, restructuring and other exit costs, and impairment of goodwill and intangible assets. Stock-based compensation and general corporate expenses are not allocated to the segments. Segment operating income is prior to intersegment eliminations and excludes other income (expense). Please refer to the tables in this press release for a reconciliation of segment operating income to net loss.
(2) Consumer orders. The Company monitors the number of consumer orders for floral, gift, and related products during a given period. Consumer orders are individual units delivered during the period that originated in the U.S. and Canada, primarily from the www.ftd.com, www.proflowers.com, www.berries.com, and www.personalcreations.com websites, associated mobile sites and applications, the 1-800-SEND-FTD telephone number and various other telephone numbers; and in the U.K. and the Republic of Ireland, primarily from the www.interflora.co.uk, www.flyingflowers.co.uk, www.flowersdirect.co.uk, and www.interflora.ie websites, associated mobile sites and applications, and various telephone numbers. The number of consumer orders is not adjusted for non-delivered orders that are refunded on or after the scheduled delivery date. Orders originating with a florist or other retail location for delivery to consumers are not included as part of this number.
(3) Average order value. The Company monitors the average value for consumer orders delivered in a given period, which is referred to as the average order value. Average order value represents the average amount received for consumer orders delivered during a period. The average order value of consumer orders within the Consumer, International, and Provide Commerce segments is tracked in their local currency, the U.S. Dollar for both the Consumer and Provide Commerce segments, and the British Pound (“GBP”) for the International segment. The local currency amounts received for the International segment are then translated into U.S. dollars at the average currency exchange rate for the period. Average order value includes merchandise revenues and shipping or service fees paid by the consumer, less discounts and refunds (net of refund-related fees charged to floral network members).
(4) Average revenues per member. The Company monitors average revenues per member for floral network members in the Florist segment. Average revenues per member represents the average revenues earned from a member of the Company’s floral network during a period. Revenues include services revenues and products revenues, but exclude revenues from sales to non-members. Floral network members include retail florists and other non-florist retail locations that offer floral and gifting solutions. Average revenues per member is calculated by dividing Florist segment revenues for the period, excluding sales to non-members, by the average number of floral network members for the period.
(5) Adjusted earnings before interest, taxes, depreciation, and amortization (“Adjusted EBITDA”). The Company defines Adjusted EBITDA as net income/(loss) before net interest expense, provision/(benefit) for income taxes, depreciation, amortization, stock-based compensation, transaction-related costs, litigation and dispute settlement charges and gains, restructuring and other exit costs, and impairment of goodwill and intangible assets.

Litigation and dispute settlement charges and gains include estimated losses for which the Company has established a reserve, as well as actual settlements, judgments, fines, penalties, assessments or other resolutions against, or in favor of, the Company related to litigation, arbitration, investigations, disputes, or similar matters. Insurance recoveries received by the Company related to such matters are also included in these adjustments.
Transaction-related costs are certain expense items resulting from actual or potential transactions such as business combinations, mergers, acquisitions, dispositions, spin-offs, financing transactions, and other strategic transactions, including, without limitation, compensation expenses related to deal bonuses and expenses for advisors and representatives such as investment bankers, consultants, attorneys, and accounting firms. Transaction-related costs may also include, without limitation, transition and integration costs such as retention bonuses and acquisition-related milestone payments to acquired employees, in addition to consulting, compensation, and other incremental costs directly associated with integration projects.
(6) Free Cash Flow. The Company defines Free Cash Flow as net cash provided by operating activities less capital expenditures, plus cash paid for transaction-related costs, cash paid for litigation and dispute settlement charges and gains, and cash paid for restructuring and other exit costs.
(7) Adjusted Net Income. The Company defines Adjusted Net Income as net income/(loss) excluding the after tax impact of stock-based compensation, amortization, transaction-related costs, litigation and dispute settlement charges and gains, restructuring and other exit costs, loss on extinguishment of debt, and impairment of goodwill and intangible assets.
Contacts
Investor Relations:
Katie Turner
646-277-1228
ir@ftdi.com
Media Inquiries:
Amy Toosley
858-638-4648
pr@ftdi.com

FTD COMPANIES, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Quarter Ended		Twelve Months Ended
	December 31,		December 31,
	2016	2015	2016	2015	2014
Revenues:
Consumer segment	$70,532	$76,267	$291,275	$321,413	$318,343
Provide Commerce segment	138,982	143,077	529,733	583,326	—
Florist segment	39,926	39,860	166,881	165,782	162,552
International segment	35,854	43,109	152,700	166,916	176,501
Intersegment eliminations	(4,627)	(5,039)	(18,590)	(19,104)	(18,391)
Total revenues	280,667	297,274	1,121,999	1,218,333	639,005

Operating expenses:
Cost of revenues	172,074	184,614	703,642	766,619	403,566
Sales and marketing	60,684	63,328	229,569	248,627	111,368
General and administrative	28,607	29,764	112,720	123,244	75,922
Amortization of intangible assets	15,177	15,427	61,050	61,481	11,769
Restructuring and other exit costs	9,528	158	11,758	6,065	220
Impairment of goodwill and intangible assets	84,000	85,000	84,000	85,000	—
Total operating expenses	370,070	378,291	1,202,739	1,291,036	602,845

Operating income/(loss)	(89,403)	(81,017)	(80,740)	(72,703)	36,160
Interest expense, net	(2,332)	(2,248)	(9,195)	(9,243)	(5,474)
Other income/(expense), net	(126)	129	1,678	686	330

Net income/(loss) before income taxes	(91,861)	(83,136)	(88,257)	(81,260)	31,016
Provision/(benefit) for income taxes	(5,413)	(578)	(5,066)	(1,118)	9,488

Net income/(loss)	$(86,448)	$(82,558)	$(83,191)	$(80,142)	$21,528

Earnings/(loss) per common share
Basic earnings/(loss) per share	$(3.17)	$(2.92)	$(3.03)	$(2.79)	$1.11
Diluted earnings/(loss) per share	$(3.17)	$(2.92)	$(3.03)	$(2.79)	$1.11

Average Shares Outstanding:
Basic	27,254	28,321	27,483	28,722	18,962
Diluted	27,254	28,321	27,483	28,722	19,013

FTD COMPANIES, INC.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	December 31, 2016	December 31, 2015
ASSETS

Cash and cash equivalents	$81,002	$57,892
Accounts receivable, net	26,659	28,177
Inventories	24,996	25,611
Property and equipment, net	57,559	64,753
Intangible assets, net	272,798	340,559
Goodwill	463,465	561,656
Other assets (a)	35,835	43,080
Total assets	$962,314	$1,121,728
LIABILITIES AND EQUITY

Accounts payable and accrued liabilities	$157,693	$172,263
Debt (a)	276,306	294,946
Deferred tax liabilities, net	85,932	112,769
Other liabilities	14,656	14,219
Total liabilities	534,587	594,197
Total equity	427,727	527,531
Total liabilities and equity	$962,314	$1,121,728

(a) - During the first quarter of 2016, the company adopted the accounting guidance related to the presentation of debt issuance costs. The December 31, 2015 balance sheet includes a reclassification of $5.1 million of debt issuance costs from Other assets to Debt.

FTD COMPANIES, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Quarter Ended		Twelve Months Ended
	December 31,		December 31,
	2016	2015	2016	2015
Cash flows from operating activities:
Net income/(loss)	$(86,448)	$(82,558)	$(83,191)	$(80,142)
Adjustments to reconcile net income/(loss) to net cash provided by operating activities:
Depreciation and amortization	21,597	21,986	85,099	85,251
Impairment of goodwill and intangible assets	84,000	85,000	84,000	85,000
Stock-based compensation	6,182	4,708	16,985	12,912
Provision for doubtful accounts receivable	487	375	3,423	1,690
Accretion of discounts and amortization of deferred financing and debt issue costs	340	340	1,360	1,360
Impairment of fixed assets	325	—	723	1,282
Deferred taxes, net	(11,473)	(8,876)	(25,992)	(17,984)
Excess tax/(benefits) shortfalls from equity awards	297	42	705	(269)
Gains on life insurance	—	—	(1,583)	—
Other, net	57	1	133	45
Changes in operating assets and liabilities, net of acquisition related purchase accounting adjustments:
Accounts receivable, net	(580)	1,245	(2,371)	3,837
Inventories	2,486	3,623	461	701
Prepaid expenses and other assets	(5,025)	(5,310)	598	3,518
Accounts payable and accrued liabilities	62,233	60,407	(11,068)	1,169
Income taxes receivable or payable	4,762	7,493	6,751	(3,990)
Other liabilities	301	(3,801)	(946)	(12,675)
Net cash provided by operating activities	79,541	84,675	75,087	81,705
Cash flows from investing activities:
Purchases of property and equipment and intangible assets	(6,485)	(7,495)	(18,503)	(18,255)
Proceeds from life insurance	—	—	1,946	—
Cash paid for acquisitions, net of cash acquired	—	—	—	(9,935)
Net cash used for investing activities	(6,485)	(7,495)	(16,557)	(28,190)
Cash flows from financing activities:
Proceeds from issuance of long-term debt	—	10,000	—	10,000
Payments on long-term debt	(5,000)	(15,000)	(20,000)	(50,000)
Exercise of stock options and purchases from employee stock plans	933	1,159	2,237	1,644
Repurchases of common stock	(3,843)	(30,584)	(17,523)	(52,605)
Excess tax benefits/(shortfalls) from equity awards	(297)	(42)	(705)	269
Net cash used for financing activities	(8,207)	(34,467)	(35,991)	(90,692)
Effect of foreign currency exchange rate changes on cash and cash equivalents	(39)	80	571	(526)
Change in cash and cash equivalents	64,810	42,793	23,110	(37,703)
Cash and cash equivalents, beginning of period	16,192	15,099	57,892	95,595
Cash and cash equivalents, end of period	$81,002	$57,892	$81,002	$57,892

Supplemental Cash Flow Information:
Cash paid for interest	$1,792	$1,860	$7,556	$7,948
Cash paid for income taxes, net	1,284	581	13,972	21,277
Cash paid for restructuring and other exit costs	380	969	2,374	5,361
Cash paid/(received) for litigation and dispute settlement charges	777	(1,328)	383	1,494
Cash paid for transaction-related costs	759	508	2,802	7,360

FTD COMPANIES, INC.
UNAUDITED SEGMENT INFORMATION
(in thousands, except average order value, average revenues per member, and average currency exchange rates)

	Quarter Ended		Twelve Months Ended
	December 31,		December 31,
	2016	2015	2016	2015
Consumer:
Segment revenues	$70,532	$76,267	$291,275	$321,413
Segment operating income (1)	$7,884	$8,936	$30,210	$36,804
Consumer orders (2)	932	1,012	3,821	4,229
Average order value (3)	$71.05	$70.86	$71.76	$70.83

Provide Commerce:
Segment revenues	$138,982	$143,077	$529,733	$583,326
Segment operating income (1)	$13,108	$12,495	$40,514	$41,802
Consumer orders (2)	3,692	3,748	11,472	12,549
Average order value (3)	$37.09	$37.60	$45.50	$46.02

Florist:
Segment revenues	$39,926	$39,860	$166,881	$165,782
Segment operating income (1)	$11,684	$10,835	$48,406	$47,162
Average revenues per member (4)	$3,550	$3,348	$14,425	$13,493

International:
Segment revenues (in USD)	$35,854	$43,109	$152,700	$166,916
Segment revenues (in GBP)	£28,860	£28,475	£112,330	£109,445
Segment operating income (in USD) (1)	$3,903	$4,051	$19,128	$18,380
Consumer orders (2)	711	722	2,690	2,694
Average order value (in USD) (3)	$41.67	$49.59	$46.67	$50.94
Average order value (in GBP) (3)	£33.57	£32.77	£34.36	£33.41
Average currency exchange rate: GBP to USD	1.24	1.51	1.36	1.53

FTD COMPANIES, INC.
UNAUDITED RECONCILIATIONS
(in thousands)

The following tables contain reconciliations of Adjusted EBITDA, Free Cash Flow, and Adjusted Net Income to financial measures reported in accordance with Generally Accepted Accounting Principles (“GAAP”).

RECONCILIATION OF SEGMENT OPERATING INCOME TO NET INCOME
AND NET INCOME TO ADJUSTED EBITDA

	Quarter Ended		Twelve Months Ended
	December 31,		December 31,
	2016	2015	2016	2015	2014
Segment Operating Income/(Loss) (1) :
Consumer	$7,884	$8,936	$30,210	$36,804	$31,310
Provide Commerce	13,108	12,495	40,514	41,802	—
Florist	11,684	10,835	48,406	47,162	47,077
International	3,903	4,051	19,128	18,380	18,544
Unallocated expenses	(20,385)	(10,348)	(49,899)	(46,600)	(39,012)
Impairment of goodwill and intangible assets	(84,000)	(85,000)	(84,000)	(85,000)	—
Depreciation and amortization	(21,597)	(21,986)	(85,099)	(85,251)	(21,759)
Operating income/(loss)	(89,403)	(81,017)	(80,740)	(72,703)	36,160

Interest expense, net	(2,332)	(2,248)	(9,195)	(9,243)	(5,474)
Other income/(expense), net	(126)	129	1,678	686	330
(Provision)/benefit for income taxes	5,413	578	5,066	1,118	(9,488)
Net income/(loss) (GAAP Basis)	$(86,448)	$(82,558)	$(83,191)	$(80,142)	$21,528

Net income/(loss) (GAAP Basis)	$(86,448)	$(82,558)	$(83,191)	$(80,142)	$21,528
Interest expense, net	2,332	2,248	9,195	9,243	5,474
Provision/(benefit) for income taxes	(5,413)	(578)	(5,066)	(1,118)	9,488
Depreciation and amortization	21,597	21,986	85,099	85,251	21,759
Stock-based compensation	2,818	4,708	13,621	12,912	7,351
Transaction-related costs	1,345	340	3,657	6,678	12,410
Litigation and dispute settlement charges/(gains)	23	—	763	(446)	2,642
Impairment of goodwill and intangible assets	84,000	85,000	84,000	85,000	—
Restructuring and other exit costs	9,528	158	11,758	6,065	220
Adjusted EBITDA (5)	$29,782	$31,304	$119,836	$123,443	$80,872

RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES TO FREE CASH FLOW

	Quarter Ended		Twelve Months Ended
	December 31,		December 31,
	2016	2015	2016	2015	2014
Net cash provided by operating activities (GAAP Basis)	$79,541	$84,675	$75,087	$81,705	$46,717
Capital expenditures	(6,485)	(7,495)	(18,503)	(18,255)	(7,486)
Cash paid for transaction-related costs	759	508	2,802	7,360	11,330
Cash paid/(received) for litigation and dispute settlement charges and gains	777	(1,328)	383	1,494	35
Cash paid for restructuring and other exit costs	380	969	2,374	5,361	370
Free Cash Flow (6)	$74,972	$77,329	$62,143	$77,665	$50,966

RECONCILIATION OF NET INCOME TO ADJUSTED NET INCOME

	Quarter Ended		Twelve Months Ended
	December 31,		December 31,
	2016	2015	2016	2015	2014
Net income/(loss), as reported (GAAP Basis)	$(86,448)	$(82,558)	$(83,191)	$(80,142)	$21,528
Stock-based compensation	2,818	4,708	13,621	12,912	7,351
Amortization of intangible assets	15,177	15,427	61,050	61,481	11,769
Transaction-related costs	1,345	340	3,657	6,678	12,410
Litigation and dispute settlement charges/(gains)	23	—	763	(446)	2,642
Impairment of goodwill and intangible assets	84,000	85,000	84,000	85,000	—
Restructuring and other exit costs	9,528	158	11,758	6,065	220
Loss on extinguishment of debt	—	—	—	—	101
Income tax effect of adjustments to net income/(loss)	(13,185)	(7,873)	(36,054)	(32,587)	(10,538)
Adjusted Net Income (7)	$13,258	$15,202	$55,604	$58,961	$45,483

IMMATERIAL RESTATEMENT OF PRIOR PERIOD FINANCIAL STATEMENTS
Subsequent to the issuance of the Company’s consolidated financial statements for the quarterly period ended September 30, 2016, the Company identified immaterial errors that were the result of an incorrect assessment of certain cross-border indirect taxes and required an immaterial restatement of the Company's previously issued consolidated financial statements for the years ended December 31, 2015 and 2014 and for the quarters within the years ended December 31, 2016 and 2015.
The impact of these errors in the prior years are not material to the consolidated financial statements in any of these years; however, the aggregate impact of correcting these prior period errors all within the year ended December 31, 2016 would have been material to the Company's current year consolidated financial statements. Consequently, the Company has corrected these immaterial errors in the periods to which they relate.

The revisions to our consolidated statements of operations for the years ended December 31, 2015 and 2014 were as follows:

	For the Year Ended December 31,
	2015		2014
	As Reported	As Revised	As Reported	As Revised
	(in thousands, except per share amounts)
Revenues:
Products	$1,082,637	$1,081,217	$502,615	$501,107
Total revenues	1,219,753	1,218,333	640,513	639,005
Operating expenses:
Cost of revenues—products	748,020	747,046	384,382	383,339
General and administrative	122,239	123,244	74,943	75,922
Total operating expenses	1,291,005	1,291,036	602,909	602,845
Operating income/(loss)	(71,252)	(72,703)	37,604	36,160
Income/(loss) before income taxes	(79,809)	(81,260)	32,460	31,016
Provision/(benefit) for income taxes	(983)	(1,118)	9,630	9,488
Net income/(loss)	$(78,826)	$(80,142)	$22,830	$21,528
Earnings/(loss) per common share
Basic earnings/(loss) per share	$(2.74)	$(2.79)	$1.18	$1.11
Diluted earnings/(loss) per share	$(2.74)	$(2.79)	$1.17	$1.11

The revisions to our consolidated balance sheet as of December 31, 2015 were as follows:

	As Reported	As Revised
	(in thousands)
Accrued liabilities	$54,087	$68,622
Income taxes payable	840	—
Total current liabilities	183,989	197,684
Total liabilities	580,502	594,197
Accumulated deficit	(52,119)	(67,000)
Accumulated other comprehensive loss	(35,216)	(34,030)
Total stockholders’ equity	541,226	527,531
Total liabilities and stockholders’ equity	$1,121,728	$1,121,728
The revisions to the consolidated statement of cash flows include a decrease in cash flows provided by operating activities of $1.9 million and $0.6 million, respectively, for the years ended December 31, 2015 and 2014 and an increase from the effect of foreign currency exchange rate changes on cash and cash equivalents from operating activities of $1.9 million and $0.6 million, respectively. The revisions had no impact on cash flows from investing activities or cash flows from financing activities for the years ended December 31, 2015 and 2014.

The revisions to the Company's consolidated statements of comprehensive income/(loss) were as follows:

	For the Year Ended December 31,
	2015		2014
	As Reported	As Revised	As Reported	As Revised
	(in thousands, except per share amounts)
Net income/(loss)	$(78,826)	$(80,142)	$22,830	$21,528
Other comprehensive loss:
Foreign currency translation	(7,490)	(6,868)	(9,075)	(8,409)
Other comprehensive loss	(7,381)	(6,759)	(9,608)	(8,942)
Total comprehensive income/(loss)	$(86,207)	$(86,901)	$13,222	$12,586
The revisions to the consolidated statement of stockholders' equity include the change to net income/(loss) and the changes to other comprehensive loss, as noted above, and a $12.4 million revision to beginning retained earnings as of January 1, 2014.